                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:




[ ]  Preliminary Proxy Statement


[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


[X]  Definitive Proxy Statement


[ ]  Definitive Additional Materials


[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                          Quintel Entertainment, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
  (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 09-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          QUINTEL ENTERTAINMENT, INC.
                              ONE BLUE HILL PLAZA
                             PEARL RIVER, NY 10965

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 24, 1998

     The Annual Meeting of Stockholders of QUINTEL ENTERTAINMENT, INC. (the "Company") will be held at the Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey, on August 24, 1998 at 9:30 a.m. local time, to consider and act upon the following matters:

          1.  To elect nine directors to serve for the ensuing year.


          2. To ratify the selection by the Board of Directors of Pricewaterhouse Coopers LLP as the Company's independent auditors for the current fiscal year.


          3. To amend the Company's Certificate of Incorporation, changing the name of the Company from Quintel Entertainment, Inc. to Quintel Communications, Inc.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record as of the close of business on July 2, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors

                                          Andrew Stollman
                                          Secretary

Pearl River, New York

July 20, 1998


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

                          QUINTEL ENTERTAINMENT, INC.
                              ONE BLUE HILL PLAZA
                             PEARL RIVER, NY 10965

          PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 24, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quintel Entertainment, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on August 24, 1998, at the Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey, at 9:30 a.m. local time, and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with a stockholder's instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.


     The Company intends to mail this Proxy Statement to stockholders on or about July 20, 1998, accompanied by the Company's Annual Report to Stockholders for the fiscal year ended November 30, 1997.


VOTING SECURITIES AND VOTES REQUIRED

     At the close of business on July 2, 1998, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 16,679,746 shares of Common Stock of the Company. Stockholders are entitled to one vote per share.


     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection by the Board of Directors of Pricewaterhouse Coopers LLP as the Company's independent auditors for the current fiscal year and the amendment of the Company's Certificate of Incorporation changing the name of the Company to Quintel Communications, Inc. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of July 2, 1998, based upon information obtained from the persons named below, regarding beneficial ownership of the Company's Common Stock by (i) each current director and nominee for director of the Company, (ii) each executive officer or former executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation", below, (iii) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, and (iv) all executive officers and directors of the Company as a group.


NAME AND ADDRESS OF                                             NUMBER OF SHARES         PERCENT
BENEFICIAL OWNER(1)                                           BENEFICIALLY OWNED(2)    OF CLASS(2)
-------------------                                           ---------------------    -----------
Jeffrey L. Schwartz.........................................        2,477,002(3)          14.8%
Jay Greenwald...............................................        2,969,402(4)          17.7
Andrew Stollman.............................................        1,119,443(5)           6.7
Daniel Harvey...............................................           17,001(6)             *
Claudia Newman Hirsch.......................................               --(7)             *
Michael G. Miller...........................................        2,515,752(8)          15.0
Steven L. Feder, Thomas H. Lindsey & Peter Stolz............        2,439,481(9)          14.6
  2455 East Sunrise Boulevard
  Ft. Lauderdale, FL 33304
Murray L. Skala.............................................           77,750(10)            *
  750 Lexington Avenue
  New York, NY 10022
Edwin A. Levy...............................................           73,750(11)            *
  767 Third Avenue
  New York, NY 10017
Mark Gutterman..............................................           68,750(12)            *
  280 Plandome Road
  Manhasset, NY 11030
Paul Novelly................................................           31,250(13)            *
  8182 Maryland Avenue
  St. Louis, MO 63105
All executive officers and directors as a group (11
  persons)..................................................       10,404,595(14)         60.8%


---------------
  *  Less than 1% of the Company's outstanding shares.

 (1) Unless otherwise provided, such person's address is at the Company's executive offices, One Blue Hill Plaza, Pearl River, New York 10965.

 (2) The number of Shares of Common Stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of the Company's outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after July 2, 1998. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (3) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Mr. Schwartz.

 (4) Includes 25,000 shares of Common Stock issuable upon the exercise of an option held by Mr. Greenwald and 180,000 shares held by a limited partnership of which Mr. Greenwald is a partner.

 (5) Includes 25,000 shares of Common Stock issuable upon exercise of an option held by Mr. Stollman.


 (6) Represents 17,001 shares of Common Stock issuable upon the exercise of options held by Mr. Harvey. Does not include 8,999 shares underlying options held by Mr. Harvey which are not exercisable within 60 days after July 2, 1998.

 (7) In March 1998, Ms. Newman Hirsch resigned as an employee and director of the Company, at which time the Company purchased all the shares of Common Stock of the Company held by Ms. Newman Hirsch.

 (8) Includes 73,750 shares of Common Stock issuable upon exercise of options held by Mr. Miller.


 (9) In 1996, Steven L. Feder (a director of the Company), Thomas H. Lindsey and Peter Stolz filed a Form 13D with the Commission classifying themselves collectively as a "group", as that term is defined in Section 13(d) of the Exchange Act. Such individuals, as a "group", are the beneficial owners of more than 5% of the outstanding shares of Common Stock of the Company.


(10) Includes 73,750 shares of Common Stock issuable upon exercise of options held by Mr. Skala.

(11) Represents 73,750 shares of Common Stock issuable upon exercise of options held by Mr. Levy.

(12) Includes 53,750 shares of Common Stock issuable upon exercise of options held by Mr. Gutterman. Also includes 15,000 shares of Common Stock issuable upon the exercise of an option held by Feldman, Gutterman, Meinberg & Co., an accounting firm in which Mr. Gutterman is a partner.

(13) Represents 31,250 shares of Common Stock issuable upon exercise of options held by Mr. Novelly.


(14) Includes 413,251 shares of Common Stock issuable upon the exercise of options held by the executive officers and directors of the Company. See footnotes (3) through (8) and footnotes (10) through (13), above. Also includes 1,054,495 shares held by Mr. Feder, a director of the Company, but does not include the balance of the shares held by such "Group". See footnote (9), above.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The persons named in the enclosed proxy will vote to elect as directors the nine nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any officers or directors of the Company.

NOMINEES

     Set forth below for each nominee as a director of the Company is his name and age, position with the Company, principal occupation and business experience during the past five years and the date of the commencement of each director's term as a director.

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Jeffrey L. Schwartz.......................   49    Chairman of the Board and Chief Executive
                                                     Officer
Jay Greenwald.............................   34    President, Chief Operating Officer and
                                                   Director
Andrew Stollman...........................   33    Senior Vice President, Secretary and
                                                   Director
Michael G. Miller.........................   50    Director
Murray L. Skala...........................   51    Director
Mark Gutterman............................   43    Director
Edwin A. Levy.............................   61    Director
Steven L. Feder...........................   48    Director
Paul Novelly..............................   54    Director

     Jeffrey L. Schwartz has been Chairman and Chief Executive Officer of the Company since January 1995, Secretary/Treasurer from September 1993 to December 1994 and a director since inception of the Company in 1993. From January 1979 until May 1998, Mr. Schwartz was also Co-President and a director of Jami Marketing Services, Inc. ("Jami Marketing"), a list brokerage and list management consulting firm, Jami Data Services, Inc. ("Jami Data"), a database management consulting firm, and Jami Direct, Inc. ("Jami Direct"), a direct mail graphic and creative design firm (collectively, the "Jami Companies"). The Jami Companies were sold by the principals thereof in May 1998.

     Jay Greenwald has been President and Chief Operating Officer of the Company since January 1995, Vice President from August 1992 to December 1994 and a director since inception. From January 1991 to August 1992, Mr. Greenwald was Vice President of Newald Direct, Inc. ("Newald Direct") and, from July 1990 to January 1991, President of Newald Marketing, Inc. ("Newald Marketing"), companies engaged in direct response marketing.

     Andrew Stollman has been Senior Vice President, Secretary and a director of the Company since January 1995 and was President from September 1993 to December 1994. From August 1992 to June 1993, Mr. Stollman was a consultant to Cas-El, Inc., from November 1992 to June 1993, manager at Media Management Group, Inc., and from December 1990 to August 1992, national marketing manager for Infotrax Communications, Inc. and Advanced Marketing & Promotions, Inc., companies engaged in providing telephone entertainment services.

     Michael G. Miller has been a director of the Company since inception. From 1979 until May 1998, Mr. Miller was the Co-President and a director of each of the Jami Companies, which was sold by the principals thereof in May 1998. Mr. Miller is also a director of Jakks Pacific, Inc., a publicly-held company in the business of developing, marketing and distributing children's toys.

     Murray L. Skala has been a director of the Company since October 1995. Mr. Skala has been a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP since 1976. Mr. Skala is also a director of Jakks Pacific, Inc. and Katz Digital Technologies, Inc., a publicly-held company which is in the business of producing digital printing and prepress services.

     Mark Gutterman has been a director of the Company since October 1995. Mr. Gutterman has been a partner in the accounting firm of Feldman, Gutterman, Meinberg & Co. and its predecessor, Weiss & Feldman, since 1980. Mr. Gutterman is a Certified Public Accountant.

     Edwin A. Levy has been a director of the Company since November 1995. Mr. Levy has been the Chairman of the Board of Levy, Harkins & Co., Inc., an investment advisor, since 1979, and is also a director of Coastcast Corp., a publicly-held company in the business of manufacturing golf club heads.


     Steven L. Feder has been a director of the Company since October 1996 and the Chief Executive Officer of Psychic Readers Network, Inc., the provider of substantially all of the Company's psychic operators, since 1991.


     Paul Novelly has been a director of the Company since May 1998. Since 1978, Mr. Novelly has been the President and Chief Executive Officer of Apex Oil Company, Inc., a company which, together with its subsidiaries, is engaged in oil and gas exploration, transportation, trading and storage and coal mining. Mr. Novelly also serves on the Board of Directors of several publicly-held companies, including, Coastcast Corp., Vista 2000, Inc., a marketer of personal safety and home security devices, Imperial Bank, Imperial Bancorp, a bank holding corporation, and Intrawest Corporation, a foreign company based in the Bahamas.


     The Company has agreed, if so requested by the underwriter of the initial public offering of the Company's securities, Whale Securities Co., L.P. ("Whale"), to nominate and use its best efforts to elect a designee of Whale as a director of the Company or, at Whale's option, as a non-voting adviser to the Company's Board of Directors. The Company's officers, directors and four of its existing principal stockholders have agreed to vote their shares of Common Stock in favor of such designee. Whale has not yet exercised its right to designate such a person. Such right of designation of Whale is in effect until December 5, 2000.



     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Directors who are not employees of the Company are compensated for their services and attendance at meetings through the grant of options pursuant to the Company's Stock Option Plan.


EXECUTIVE OFFICERS


     Officers are elected annually by the Board of Directors and serve at the direction of the Board of Directors. Three of the Company's four executive officers, Jeffrey L. Schwartz, Jay Greenwald and Andrew Stollman, are also directors of the Company. Information with regard to such persons is set forth above under the heading "Nominees."


     The remaining executive officer is Mr. Daniel Harvey, the Company's Chief Financial Officer. Mr. Harvey, Age 39, has been Chief Financial Officer of the Company since January 1997. He joined the Company in September 1996. From November 1991 to August 1996, he was a Senior Manager with the accounting firm of Feldman, Gutterman, Meinberg & Co. Mr. Harvey is a Certified Public Accountant.


     The Company has obtained "key man" life insurance in the amount of $1,000,000 on each of the lives of Jeffrey L. Schwartz, Jay Greenwald and Andrew Stollman.


THE COMMITTEES

     The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors does not have a Nominating Committee, and the usual functions of such a committee are performed by the entire Board of Directors.

     Audit Committee. The functions of the Audit Committee include recommendations to the Board of Directors with respect to the engagement of the Company's independent certified public accountants and the review of the scope and effect of the audit engagement. The current members of the Audit Committee are Messrs. Levy, Novelly and Skala.

     Compensation Committee. The function of the Compensation Committee is to make recommendations to the Board with respect to compensation of management employees. In addition, the Compensation Committee administers plans and programs, with the exception of the Company's stock option plans, relating to employee benefits, incentives and compensation. The current members of the Compensation Committee are Messrs. Skala, Gutterman and Feder.

     Stock Option Committee. The Stock Option Committee determines the persons to whom options should be granted under the Company's stock option plans and the number of options to be granted to each person. The current members of the Stock Option Committee are Messrs. Novelly and Levy.

ATTENDANCE AT MEETINGS

     From December 1, 1996, through November 30, 1997, there were three meetings of the Board of Directors, six meetings of the Stock Option Committee and one meeting of each of the Compensation Committee and Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company obtains a substantial number of psychics for its live psychic and other services from PRN, and Central Talk Management ("CTM"), an affiliate of PRN, has created and produced a significant portion of the Company's television commercials and purchases a portion of the Company's media time. PRN is principally owned and controlled by Steven L. Feder, Thomas Lindsey and Peter Stolz. Based upon information provided to the Company by counsel to such individuals, the Company believes that such individuals own an aggregate of 2,439,481 shares of Common Stock, representing approximately 14.6% of the outstanding Common Stock of the Company. In addition, Mr. Feder, is a director and employee of the Company. The Company believes that all of the foregoing transactions and agreements were advantageous to the Company and were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.


     Mark Gutterman, a director of the Company, is a partner in the firm of Feldman, Gutterman, Meinberg & Co. ("FGM"), one of the Company's accountants. Burton Feldman, a partner in FGM, is the father-in-law of Jeffrey L. Schwartz, the Chairman and Chief Executive Officer of the Company. For the fiscal year ended November 30, 1997, the Company incurred charges of approximately $173,000 for services rendered by FGM. In December 1996, the Company granted FGM options to purchase 15,000 shares of Common Stock in consideration for services rendered. FGM continues to provide services to the Company during its current fiscal year. Its fees are based primarily on hourly rates. The Company believes that its relationship with FGM is on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.



     Murray L. Skala, a director of the Company, is a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, the Company's attorneys ("Feder Kaszovitz"). The Company incurred charges of approximately $472,000 during the fiscal year ended November 30, 1997 for services rendered by Feder Kaszovitz. Feder Kaszovitz continues to provide services to the Company during its current fiscal year. Its fees are based primarily on hourly rates. The Company believes that its relationship with such firm is on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.


     The Company has entered into a consulting agreement, effective October 1, 1995, with Michael Miller, a director and principal stockholder of the Company, which expires on November 30, 1998. Under the terms of such consulting agreement, Mr. Miller provides services in connection with identification and engagement of celebrities to endorse the Company's services, the Company's engagement of independent producers to produce commercials and infomercials and the development of new entertainment services. The agreement provides that Mr. Miller's services are subject to his availability and recognizes his commitment to other non-competitive business activities. The Company has paid and has agreed to pay Mr. Miller consulting fees of

$10,416, $11,458 and $12,604 per month for the fiscal years ending November 30, 1996, 1997 and 1998, respectively. The agreement provides that Mr. Miller is precluded from involvement in any other business which competes with the Company during the term of the consulting agreement and for a period of two years thereafter. In addition, pursuant to the terms of the consulting agreement, as a result of the May 1998 sale of the Jami Companies, Mr. Miller has the right to become a full-time employee of the Company and to receive an initial base salary at the rate of $200,000 per annum. Upon commencement of such full-time employment, Mr. Miller will also be entitled to bonuses commensurate with the Company's other executive employees.

LEGAL PROCEEDINGS


     On May 4, 1998, in the United States District Court for the Southern District of New York, a class action lawsuit was filed against the Company, Jeffrey L. Schwartz and Daniel Harvey. Mr. Schwartz is the Chairman and Chief Executive Officer of the Company and a nominee for director, and Mr. Harvey is the Chief Financial Officer of the Company. The plaintiffs in such action allege that the defendants misrepresented that, as a result of improved collection procedures for the Company's accounts receivable and the Company's expanded business relationship with AT&T, the Company had achieved record operating results for the fiscal quarter ended May 31, 1997. The plaintiffs further allege that such statements caused the Company's Common Stock to trade at inflated prices, and certain of the defendants benefitted therefrom by selling shares of the Company's Common Stock during such period. The amount of damages sought has not yet been quantified. The defendants do not believe that there is any merit to the allegations, and intend to vigorously defend the action, which is still in the pleadings stage. No assurance can be given, however, that the outcome of such lawsuit will not have a materially adverse impact upon the operations of the Company.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     To the best of the Company's knowledge, Jay Greenwald, Mark Gutterman, Edwin Levy, Thomas H. Lindsey, Michael Miller, Jeffrey L. Schwartz, Murray L. Skala and Vincent Tese, executive officers, directors and/or beneficial owners of more than 10% of the Common Stock of the Company as of November 30, 1997, have untimely filed reports on Form 4 during the fiscal year ended November 30, 1997. Messrs. Greenwald, Levy, Miller, Schwartz, Skala and Tese each filed one late report, reporting one transaction. Mr. Lindsey filed one late report, reporting two transactions, and Mr. Gutterman filed two late reports, reporting two late transactions. To the best of the Company's knowledge, all other Forms 3, 4 or 5 required to be filed during the fiscal year ended November 30, 1997 were done so on a timely basis.

EXECUTIVE COMPENSATION


     The following table sets forth the Company's executive compensation paid during the three fiscal years ended November 30, 1997, 1996 and 1995 for the Chief Executive Officer and the Company's four most highly compensated executive officers of the Company (other than the Chief Executive Officer) whose cash compensation exceeded $100,000 for the fiscal year ended November 30, 1997 (the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                         ------------------------------------------
                                   ANNUAL COMPENSATION                          AWARDS                PAYOUTS
                               ---------------------------               --------------------   -------------------
(a)                            (b)      (c)         (d)         (e)         (f)         (g)                  (i)
                                                               OTHER     RESTRICTED               (h)        ALL
                                                              ANNUAL       STOCK                 PLAN       OTHER
                                       SALARY      BONUS     COMPENSA-     AWARDS     OPTIONS   PAYOUTS   COMPENSA-
 NAME AND PRINCIPAL POSITION   YEAR     ($)         ($)       TION($)       ($)         (#)       ($)      TION($)
 ---------------------------   ----   --------    --------   ---------   ----------   -------   -------   ---------
Jeffrey Schwartz.............  1997   $412,500    $418,347       0           0             0       0          0
  Chairman and Chief           1996   $375,000    $269,573       0           0             0       0          0
  Executive Officer            1995   $187,879           0       0           0        25,000       0          0

Jay Greenwald................  1997   $412,500    $418,346       0           0             0       0          0
  President and Chief          1996   $375,000    $269,573       0           0             0       0          0
  Operating Officer            1995   $518,387           0       0           0        25,000       0          0

Claudia Newman Hirsch(1).....  1997   $330,000    $ 50,000       0           0             0       0          0
  Executive Vice President     1996   $300,000    $ 89,858       0           0             0       0          0
                               1995   $405,291           0       0           0        25,000       0          0

Andrew Stollman..............  1997   $243,750(2) $418,346       0                         0       0          0
  Senior Vice President        1996   $175,000    $269,573       0           0             0       0          0
  and Secretary                1995   $103,346           0       0           0        25,000       0          0

Daniel Harvey(3).............  1997   $111,000(2) $ 25,000       0           0             0       0          0
  Chief Financial Officer

---------------
(1) In March 1998, Ms. Newman Hirsch resigned as a director and executive officer of the Company.

(2) Such amounts reflect the aggregate consideration paid to such Named Executives during the fiscal year ended November 30, 1997, as the annual compensation paid to such individuals was increased during such fiscal year.

(3) Mr. Harvey was first appointed the Company's Chief Financial Officer in January 1997. Prior to that time, Mr. Harvey was not employed as an executive officer of the Company.

     The following table sets forth certain information regarding options exercised and exercisable during the fiscal year ended November 30, 1997 and the value of the options held as of November 30, 1997 by the Named Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                                NUMBER OF               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES                     AT FISCAL YEAR-END            AT FISCAL YEAR-END
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
            NAME              ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
Jeffrey L. Schwartz.........        --           --      25,000              0        $18,750(1)               0
Jay Greenwald...............        --           --      25,000              0         18,750(1)               0
Claudia Newman Hirsch.......        --           --      25,000              0         18,750(1)               0
Andrew Stollman.............        --           --      25,000              0         18,750(1)               0
Daniel Harvey...............     3,000      $21,750(2)    8,334         16,666               (3)             (3)

---------------
(1) The difference between (x) the product of the number of unexercised options at fiscal year end multiplied by $5.75 (the closing price of the Company's Common Stock at November 30, 1997, as listed on the Nasdaq National Market) less (y) the product of the number of unexercised options at fiscal year end multiplied by $5.00 (the exercise price of the options).

(2) The difference between (x) the product of the number of shares exercised multiplied by $12.25 (the price of the Company's Common Stock at the time of exercise, as listed on the Nasdaq National Market) less (y) the product of the number of shares exercised multiplied by $5.00 (the exercise price of such exercised options).

(3) Such options were out-of-the money at fiscal year end.

EMPLOYMENT AGREEMENTS


     The Company entered into employment agreements, effective October 1, 1995, with each of Messrs. Schwartz, Greenwald and Stollman, which expire on November 30, 1998 (the "Agreements"). Pursuant to such Agreements, Mr. Schwartz is employed as Chairman and Chief Executive Officer, Mr. Greenwald is employed as President and Chief Operating Officer, and Mr. Stollman is employed as Senior Vice President and Secretary. The Company also entered into an employment agreement, effective October 1, 1995, with Ms. Newman Hirsch, whereby she was employed as Executive Vice President of the Company. In March 1998, however, Ms. Newman Hirsch resigned as an employee and director of the Company. The Agreements for Messrs. Greenwald and Stollman provide for employment on a full-time basis. The Agreement for Mr. Schwartz provides that he will devote not less than 85% of his working time to the Company's business. Each of the Agreements contain a provision that the employee will not compete or engage in a business competitive with the current or anticipated business of the Company during the term of the Agreement and for a period of two years thereafter.



     Under the Agreements, the Company agreed to pay each of Mr. Schwartz, Mr. Greenwald and Mr. Stollman $412,500, $412,500, and $275,000 per annum, respectively, for the fiscal year ended November 30, 1997. The Agreements provide for an increase in each of the base salaries in the amount of 10% for each fiscal year thereafter, and in the event the Company achieves pre-tax earnings of $10,000,000 or more for the fiscal year ended November 30, 1997, the Company may grant bonuses, subject to approval of the Company's Board of Directors, to such persons in an aggregate amount not to exceed 5% of pre-tax earnings for each such year. Pursuant to Ms. Newman Hirsch's employment agreement, she was paid $330,000 for the fiscal year ended November 30, 1997. For a summary of the bonuses granted in the fiscal year ended November 30, 1997, see "Summary Compensation Table."

BOARD COMPENSATION


     As a result of the Company's policy to compensate directors who are not employees of the Company for their services, the Company's Amended and Restated 1996 Stock Option Plan (the "Plan") provides for an automatic one-time grant to all directors who are not employees of the Company upon becoming a director of options to purchase 25,000 shares of Common Stock and for additional automatic quarterly grants of options to purchase 6,250 shares of Common Stock. The exercise prices for all of such options are the market value of the Common Stock on their date of grant.


COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION


     The Compensation Committee of the Company's Board of Directors during the fiscal year ended November 30, 1997 consisted of Mark Gutterman, Steven L. Feder and Murray L. Skala. See "Certain Relationships and Related Transactions."


                           TOTAL SHAREHOLDER RETURNS

                                        'QUINTEL
        MEASUREMENT PERIOD           ENTERTAINMENT,        S&P MIDCAP
      (FISCAL YEAR COVERED)               INC.'             400 INDEX          PEER GROUP
5-DEC-95                                 100.00              100.00              100.00
NOV-96                                   152.50              118.09              105.16
NOV-97                                   115.00              150.51              101.11

                                                                    ANNUAL RETURN PERCENTAGE
                                                                           YEARS ENDED
COMPANY NAME/INDEX                                                            NOV96          NOV97
---------------------------------------------------------------------------------------------------
QUINTEL ENTERTAINMENT, INC.                                                    52.50         -24.59
S&P MIDCAP 400 INDEX                                                           18.09          27.45
PEER GROUP (SIC 7900 -- Amusement and Recreation Services)                      5.16          -3.85

                                                                         INDEXED RETURNS
                                                               BASE
                                                              PERIOD               YEARS ENDED
COMPANY NAME/INDEX                                            05DEC95         NOV96          NOV97
---------------------------------------------------------------------------------------------------
QUINTEL ENTERTAINMENT, INC.                                     100           152.50         115.00
S&P MIDCAP 400 INDEX                                            100           118.09         150.51
PEER GROUP (SIC 7900 -- Amusement and Recreation Services)      100           105.16         101.11

     The Company's Common Stock commenced trading on the Nasdaq National Market on December 5, 1995 at a price of $5.00 per share. Total returns presented above assume $100 invested on December 5, 1995 in the Company's Common Stock, the S&P Midcap 400 Index and the SIC 7900 Peer Group Companies.

                         COMPENSATION COMMITTEE REPORT

  Executive Compensation Philosophy


     The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. In addition, this program seeks to enhance the profitability of the Company, and thereby enhance stockholder value, by also linking the financial interests of the Company's executives with those of the stockholders. Under the guidance of the Compensation Committee of the Board of Directors, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.


     In applying this philosophy, the Compensation Committee has established a program to (i) attract and retain executives of outstanding abilities who are critical to the long-term success of the Company, and (ii) reward executives for long-term strategic management and the enhancement of stockholder value by providing equity ownership in the Company. Through these objectives, the Company integrates its compensation programs with its annual and long-term strategic planning.

  Executive Compensation Program

     The Compensation Committee approves the executive compensation program on an annual basis, including specified levels of compensation for all executive officers. The Company's executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental elements:

     - base salary in accordance with the terms of individual employment agreements, and bonuses that are determined by individual contributions and sustained performance within an established competitive range.

     - incentive programs that reward executives when stockholder value is created through an increase in the market value of the Company's Common Stock or through significant performance achievements that enhance the long-term success of the Company.

     Each of these elements of compensation is discussed below.


     Salary and Bonus. Initial salary and bonus levels for the Company's executive officers are determined in accordance with the terms of individual employment agreements. Salaries for executive officers are reviewed by, and the amount of bonuses to be granted are determined by, the Compensation Committee of the Board of Directors of the Company, on an annual basis. In determining salary adjustments and annual grants of bonuses, the Compensation Committee considers individual performance and contributions to the Company, as well as overall adjustments of salaries and grants of bonuses to executive officers of other companies within the industry.


     Incentive Compensation. The Company's incentive compensation program is primarily implemented through the grant of stock options. This program is intended to align executive interests with the long-term interests of stockholders by linking executive compensation with stockholder enhancement. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant, long-term equity ownership position in the Company's Common Stock. Stock options are granted at prevailing market rates and will only have value if the Company's stock price increases in the future. The Compensation Committee recommends to the Stock Option Committee or the Board the number of shares to be issued pursuant to option grants made to the Company's executive officers, based on individual accomplishments and contributions to the Company. The Compensation Committee also considers the number and value of options held by each executive officer that will vest in the future.

  Chief Executive Officer Compensation

     The Compensation Committee evaluates the performance of the Chief Executive Officer on an annual basis and reports its assessment to the outside members of the Board of Directors. The Compensation Committee's assessment of the Chief Executive Officer is based on a number of factors, including the following: achievement of short- and long-term financial and strategic targets and objectives, considering factors such as sales and earnings per share; Company position within the industry in which it competes, including market share; overall economic climate; individual contribution to the Company; and such other factors as the Compensation Committee may deem appropriate.

     Although Mr. Schwartz's salary is currently governed by his employment agreement with the Company, expiring in November 1998 (see "Employment Agreements"), his entire compensation package is reviewed by the Compensation Committee on an annual basis and, in determining recommendations for the granting of any bonuses, granting of options or warrants, or salary adjustment, the Compensation Committee considers the above factors.

     Mr. Schwartz's compensation package for 1997 was based upon the terms of his employment agreement, as well as his leadership and contributions to the Company and his successful role in the increase of the Company's pre-tax net income from approximately $1,500,000 in 1994 to over $24,000,000 in 1997.

                                          COMPENSATION COMMITTEE

                                          Steven L. Feder
                                          Mark Gutterman
                                          Murray L. Skala

                       RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 2)


     Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members are officers of the Company, the Board of Directors of the Company has selected the firm of Pricewaterhouse Coopers LLP, formerly Coopers & Lybrand L.L.P., independent certified public accountants, as the principal independent auditors of the Company for the fiscal year ending November 30, 1998, subject to ratification by the stockholders. Coopers & Lybrand L.L.P. served as the Company's independent auditors during 1997. If the appointment of the firm of Pricewaterhouse Coopers LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Pricewaterhouse Coopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a brief statement at the Annual Meeting, if they so desire, and will be available to answer appropriate questions from Stockholders.


                AUTHORIZATION TO CHANGE THE NAME OF THE COMPANY
                        FROM QUINTEL ENTERTAINMENT, INC.
                        TO QUINTEL COMMUNICATIONS, INC.
                                (PROPOSAL NO. 3)


     Management has informed the Board of Directors that part of the Company's growth strategy is to expand its involvement in the telecommunications industry, and, consistent therewith, to change the name of the Company to Quintel Communications, Inc. Accordingly, the Board of Directors, on March 18, 1998, unanimously adopted a resolution, subject to stockholder approval, authorizing the amendment of the Company's Certificate of Incorporation to change the name of the Company to Quintel Communications, Inc.


                              BOARD RECOMMENDATION

     The Board of Directors believes that the approval of the foregoing three proposals is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR such proposals.

                              1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its executive offices in Pearl River, New York not later than February 1, 1999 for inclusion in the proxy statement for that meeting.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and the Company reserves the right to compensate outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

                                          By Order of the Board of Directors,

                                          /s/ ANDREW STOLLMAN
                                          --------------------------------------
                                          ANDREW STOLLMAN, Secretary


July 20, 1998


THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 24, 1998


                          QUINTEL ENTERTAINMENT, INC.


    Know all men by these presents, that the undersigned hereby constitutes and appoints Jeffrey L. Schwartz and Andrew Stollman and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of Quintel Entertainment, Inc., standing in the name of the undersigned at the close of business on July 2, 1998, at the Annual Meeting of Stockholders of the Company to be held on August 24, 1998 at the Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey, at 9:30 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows.


         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

[X] Please mark your votes as this example

1. ELECTION OF DIRECTORS:

                            [ ] FOR                         [ ] AGAINST

NOMINEES ARE: Jeffrey L. Schwartz, Jay Greenwald, Andrew Stollman, Michael G. Miller, Murray L. Skala, Mark Gutterman, Edwin A. Levy, Paul Novelly and Steven Feder

 (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. Approval of appointment of Pricewaterhouse Coopers LLP as the Company's auditors.

                            [ ] FOR                         [ ] AGAINST                     [ ] ABSTAIN

               (Continued and to be signed on the reverse side.)

                          (continued from other side)

3. Authorization to amend the Company's Certificate of Incorporation, changing the name of the Company from Quintel Entertainment, Inc. to Quintel Communications, Inc.

                            [ ] FOR                         [ ] AGAINST                     [ ] ABSTAIN

4. In their discretion upon such other measures as may properly come before the meeting, hereby ratifying and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

                            [ ] FOR                         [ ] AGAINST                     [ ] ABSTAIN

The shares represented by this proxy will be voted in the manner indicated, and if no instructions to the contrary are indicated, will be voted FOR all proposals listed above.

Number of shares owned by undersigned
---------------.

                                            Date:

                                              ----------------------------------

                                            ------------------------------------
                                                        SIGNATURE(S)

                                            Date:

                                              ----------------------------------

                                            ------------------------------------
                                                        SIGNATURE(S)

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES ARE PRINTED HERE. EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE FULL TITLE.